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                                                            Exhibit (i)(2)


[DECHERT LLP Letterhead]


November 21, 2003

ING Variable Insurance Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Re.       ING Variable Insurance Trust
          ING GET U.S. Core Portfolio - Series 3 and Series 4
          Securities Act Registration Statement File No. 33-83071
          Investment Company Act File No. 811-9477

Ladies and Gentlemen:

We have acted as counsel to the ING Variable Insurance Trust, and its series, ING GET U.S. Core Portfolio - Series 3; ING GET U.S. Core Portfolio - Series 4, in connection with the above-captioned registration statement. In our capacity as counsel, we have examined the Fund's Declaration of Trust, as amended to date, and are familiar with the proceedings of the Board of Trustees authorizing the creation of ING GET U.S. Core Portfolio - Series 3; ING GET U.S. Core Portfolio - Series 4, and the issuance of an unlimited number of shares of beneficial interest of ING GET U.S. Core Portfolio - Series 3; ING GET U.S. Core Portfolio - Series 4, (the "Shares"). In rendering this opinion, we have made such examination of law and of fact reasonably available to us as we have deemed necessary in connection with the opinion hereafter set forth.

Based upon such examination, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner contemplated by the relevant underlying variable and fixed annuity contract that binds investors, will be legally issued, fully paid, and non-assessable.

We hereby consent to the inclusion of this opinion as an exhibit to the registration statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ DECHERT LLP